EXHIBIT 10.25

QC HOLDINGS, INC.

LONG-TERM INCENTIVE PLAN

On February 5, 2008, the Compensation Committee of the Board of Directors of QC Holdings, Inc. adopted the Long-Term Incentive Plan (the “LTI Plan”) for certain executive officers and other key employees of the Company. The LTI Plan is not set forth in any formal plan document. The following is a description of the key elements of the LTI Plan:

•	LTI Plan will apply to the Area Manager position and above.

•	LTI Plan will not apply to Don Early or Mary Lou Early absent future action by the Compensation Committee.

•	LTI awards will be made annually.

•	Compensation Committee annually will determine the approximate dollar value of LTI awards for each covered employee.

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LTI awards will consist of approximately 50% of value in stock options and approximately 50% of value in restricted stock awards for executive officers, until otherwise determined by the Compensation Committee.

•	LTI awards for non-executive officers will consist of 100% restricted stock awards, until otherwise determined by the Compensation Committee.

•	Restricted stock awards will vest ratably over a four-year period. Options will vest ratably over a four-year period with a 10-year term.

•	LTI awards will be made under the Company’s equity incentive plan(s).